Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG RELEASES DECEMBER 2011 US TRADING VOLUMES AND RESCHEDULES FOURTH QUARTER 2011 RESULTS ANNOUNCEMENT

NEW YORK, January 10, 2012 — Investment Technology Group, Inc. (NYSE: ITG), a leading agency research broker and financial technology firm, today announced that December 2011 US trading volume was 3.5 billion shares and average daily volume (ADV) was 167 million shares.  This compares to 3.8 billion shares and ADV of 183 million shares in November 2011 and 3.6 billion shares and ADV of 162 million shares in December 2010.  There were 21 trading days in December 2011 and November 2011 and 22 trading days in December 2010.

The December 2011 trading volume had a heightened mix from sell-side clients, negatively impacting average revenue capture per share.

ITG US Trading Activity

December 2011

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

Dec-11	21	3,501,564,480	166,741,166

Year-to-Date:	252	48,819,972,152	193,730,048

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, www.itg.com, and are available via a downloadable spreadsheet file.

4Q11 Earnings Announcement Rescheduled

ITG today also announced that due to a scheduling conflict it plans to announce fourth quarter 2011 financial results on Wednesday, February 1, 2012, one day earlier than previously announced.  The results will be made available in a press release issued before the opening of the market.  The press release will also be available on the firm’s web site at www.itg.com.

A conference call to discuss the firm’s results will be held at 11:00 am ET on February 1, 2012.  Those wishing to listen to the call should dial 1-866-831-6234 (1-617-213-8854 outside the US) and enter the passcode 38122132 at least 10 minutes prior to the start of the call to ensure connection.  The webcast and accompanying slideshow presentation can be downloaded from ITG’s web site at www.itg.com.  For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 1-888-286-8010 (1-617-801-6888 outside the US) and entering the passcode 69282617. The replay will be available starting approximately two hours after the completion of the conference call.

ABOUT ITG

Investment Technology Group, Inc., is an independent agency research broker that partners with asset managers globally to improve performance throughout the investment process. A leader in electronic trading since launching the POSIT® crossing network in 1987, ITG takes a consultative approach in delivering the highest quality institutional liquidity, execution services, analytical tools, and proprietary research insights grounded in data.  Asset managers rely on ITG’s independence, experience, and intellectual capital to help mitigate risk, improve performance, and navigate increasingly complex markets. The firm is headquartered in New York with offices in North America, Europe, and the Asia Pacific region. For more information on ITG, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

###